As filed with the Securities and Exchange Commission on February 27, 2006
Registration No. 333-___

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
ENCORE MEDICAL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	65-0572565
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification Number)

9800 Metric Blvd.
Austin, Texas	78758
(Address of principal executive offices)	(Zip Code)
ENCORE MEDICAL CORPORATION 1996 INCENTIVE STOCK PLAN
DAN GLADNEY NON-INCENTIVE STOCK OPTION AGREEMENTS DATED AUGUST 12, 2002
SCOTT YOUNGSTROM NON-INCENTIVE STOCK OPTION AGREEMENT DATED DECEMBER 9, 2002
MARSHALL MASKO NON-INCENTIVE STOCK OPTION AGREEMENT DATED NOVEMBER 25, 2002
SARAH FERGUSON STOCK OPTION AGREEMENT DATED APRIL 23, 2004
HAWK ASSOCIATES STOCK OPTION AGREEMENT DATED MARCH 1, 2004
JERRY RICE STOCK OPTION AGREEMENT DATED JULY 1, 2003
(Full title of Plan)
Harry L. Zimmerman
Executive Vice President – General Counsel
Encore Medical Corporation
9800 Metric Blvd.
Austin, Texas 78758
(512) 832-9500
(Name, Address, including zip code and telephone
number, including area code, of agent for service)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount	Maximum	Maximum
Title of	to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered(1)	Per Share	Offering Price(1)	Registration Fee(1)
Common Stock, $.001 par value per share	957,282(2)	(3)	$2,901,537	$310.46
Common Stock, $.001 par value per share	5,000,000	(4)	$27,744,500	$2,968.66

(1)	Pursuant to Rule 416(a), this registration statement shall also cover any additional shares of common stock which become issuable under the Encore Medical Corporation 1996 Incentive Stock Option Plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(2)	Consists of 673,669 shares, 140,056 shares, 17,507 shares, 70,028 shares, 21,008 shares, and 35,014 shares of common stock issuable upon exercise of non-qualified options granted to Dan Gladney, Scott Youngstrom, Marshall Masko, Sarah Ferguson, Hawk Associates, and Jerry Rice, respectively.

(3)	Calculated pursuant to paragraphs (c) and (h) of Rule 457, based on the exercise price of $2.56 to purchase 673,669 shares, $2.64 to purchase 140,056 shares, $2.76 to purchase 17,507 shares, $6.16 to purchase 70,028 shares, $6.78 to purchase 21,008 shares, and $3.34 to purchase 35,014 shares.

(4)	Calculated pursuant to paragraphs (c) and (h) of Rule 457, based on the exercise price of $4.84 of outstanding options to purchase 1,525,000 shares of Common Stock granted to officers of Encore, and the exercise price of $5.86 of outstanding options to purchase 3,475,000 shares of Common Stock using the average of the high and low prices reported on the Nasdaq National Market on February 24, 2006.

Explanatory Note
Registration of Additional Securities
     This Registration Statement on Form S-8 is filed by Encore Medical Corporation, a Delaware corporation (“we,” “us”,” “our” or “Encore”), related to shares of our common stock, $0.001 par value per share (the “Common Stock”), issuable under (a) certain individual stock option agreements (the “Compex Option Agreements”) assumed by Encore in connection with our acquisition of Compex Technologies, Inc. (“Compex”) on February 24, 2006, and (b) issuable under the Encore Medical Corporation 1996 Incentive Stock Plan (the “1996 Incentive Stock Plan”).
The Compex Option Agreements
     Each option to purchase Compex common stock under the Compex Option Agreements that was outstanding and unexercised prior to the effective time of the acquisition, whether vested or unvested, was converted into the right to acquire 1.40056 shares of Encore Common Stock (rounded down to the nearest whole number) at an exercise price equal to the exercise price per share specified in the individual stock option agreement divided by 1.40056 (rounded up to the nearest full cent).
The 1996 Incentive Stock Plan
     We previously registered 4,500,000 shares of our common stock, $0.001 par value per share (the “Common Stock”), issuable under the Encore Medical Corporation 1996 Incentive Stock Plan (the “1996 Plan”), pursuant to registration statements on Form S-8 (Registration Nos. 333-48240, 333-92400, 333-120024) filed on October 19, 2000, July 15, 2002, and October 28, 2004 (the “Prior Registration Statements”). Pursuant to General Instruction E to Form S-8 (“General Instruction E”), the contents of the Prior Registration Statements are incorporated by reference herein, including the information incorporated by reference therein, and the information required by Part II is omitted, except for Items 3 and 8, which have been updated. On February 23, 2006, our stockholders authorized the issuance of an additional 5,000,000 shares of our Common Stock under the 1996 Plan. We are registering the additional 5,000,000 shares of our Common Stock issuable under the 1996 Plan pursuant to this registration statement (the “Registration Statement”). As a result, the total number of shares of common stock registered under the 1996 Plan is 9,500,000.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933 is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     We incorporate by reference into this Registration Statement the following documents filed by us with the Securities and Exchange Commission (the “Commission”):
(a)	Our Annual Report on Form 10-K (File No. 000-26538) for the fiscal year ended December 31, 2004, filed March 16, 2005;

(b)	All other reports filed by us pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2004, including our Current Report on Form 8-K (File No. 000-26538) filed on February 4, 2005; the Current Report on Form 8-K/A filed on February 18, 2005; the Current Report on Form 8-K filed on February 28, 2005; the Current Report on Form 8-K filed on May 2, 2005; the Quarterly Report on Form 10-Q for the fiscal quarter ended April 2, 2005, filed on May 11, 2005; the Current Report on Form 8-K filed on June 1, 2005; the Current Report on Form 8-K filed on August 1, 2005; the Current Report on Form 8-K filed on August 9, 2005; the Quarterly Report on Form 10-Q for the fiscal quarter ended July 2, 2005, filed on August 10, 2005; the Current Report on Form 8-K filed on October 31, 2005; the Quarterly Report on Form 10-Q for the fiscal quarter ended October 1, 2005, filed on November 9, 2005; the Current Report on Form 8-K filed on November 15, 2005; the Current Report on Form 8-K filed on December 1, 2005; the Current Report on Form 8-K filed on December 19, 2005; the Current Report on Form 8-K filed on January, 23, 2006; and the Current Reports on Form 8-K filed on February 27, 2006.

(c)	The description of Encore Common Stock contained in our Registration Statement on Form 8-K, filed with the Commission on July 19, 2004.
          All documents filed with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents.

Item 6. Indemnification of Directors and Officers
(a)	Delaware General Corporation Law
          Section 145 of the Delaware General Corporation Law (“Section 145”) permits indemnification of, and advancement of expenses to, directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations, as set forth below. Such indemnification and advancement of expenses may be continued even if a person ceases to serve as a director, officer, employee or agent of the corporation and may inure to such person’s heirs, executors or administrators.
          Section 145 (a) empowers a corporation to indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of a corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or any other enterprise if he is or was serving such enterprise at the request of the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action, suit or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. The termination of a suit, action or other proceeding, or the entry of a plea of nolo contenders, or its equivalent, does not of itself create a presumption, under Section 145, that the person to be indemnified did not act in good faith, in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, or in the case of a criminal action, that he had reasonable cause to believe his conduct was unlawful.
          Under Section 145(b), the indemnification a corporation may offer is extended to include indemnification for expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of an action by or in the right of a corporation, to procure a judgment in its favor, as long as the director, officer, employee or agent to be indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation; provided, however, that such indemnification may not be extended to cover any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery, or such other court in which the action, suit or proceeding was brought, shall determine upon application that despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses as the court deems proper. In addition, Section 145 (c) provides for mandatory indemnification by a corporation, including indemnification for expenses (including attorneys’ fees) actually and reasonably incurred by a director, officer, employee or agent of the corporation, in the event that such person is successful on the merits or in defense of any covered action, or in defense of any claim, issue or matter therein.
          A corporation may indemnify a director, officer, employee or agent only as authorized in the specific instance and only upon a determination that indemnification is proper, given the facts and circumstances, because that person has met the applicable standard of conduct set forth in Sections 145(a) and (b). Section 145 (d) states that such a determination may be made by a majority vote of the directors who are not parties to such action, suit or proceeding, even though the directors able to vote do not constitute a quorum, or in the absence of any directors able to vote or at the direction of such directors, by independent legal counsel in a written opinion, or by the stockholders of the corporation.
          Pursuant to Section 145 (e), a corporation may indemnify an officer or director defending a civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding if it receives from such person or from another on behalf of such person, an undertaking to repay any amount paid in advance if that person is ultimately determined not to be entitled to indemnification. Expenses incurred by other employees and agents may be so paid upon terms and conditions deemed appropriate by the board of directors of a corporation. Pursuant to Section 145 (k), the Delaware Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).
          Under Section 145 (f), the indemnification and advancement of expenses provided for by statute is not to be deemed exclusive of the other rights persons seeking indemnification or advancement of expenses may have under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in an official capacity and as to actions taken in another capacity while holding such office.
          Section 145 (g) grants a corporation power to purchase and maintain an insurance policy insuring any person who is or was a director, officer, employee or agent of the corporation or who is or was serving in such capacity for another corporation, partnership, joint venture, trust or other enterprise at the request of the corporation, which policy may insure any liability asserted against the insured in any such capacity, or arising out of his status, regardless of whether the corporation would otherwise have the power under Delaware law to indemnify him against such liability.
          Section 145 (h) states that the power to indemnify granted to any “corporation” extends to any constituent corporation absorbed in a consolidation or merger which, had its separate existence continued, would have been authorized to extend indemnification to its officers, directors, agents and employees. Pursuant to Section 145(i), employee benefit plans are covered as “other enterprises” and service at the request of the corporation includes service, as a director, officer, employee or agent of the corporation, which imposes duties on or involves services supplied by, such person with respect to an employee benefit plan, its beneficiaries or participants.
          The Delaware Court of Chancery is vested with exclusive jurisdiction to hear and determine actions for indemnification or advancement of expenses brought under Section 145 or under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
(b)	Certificate of Incorporation and Bylaws
          Our Certificate of Incorporation, as amended, provides, in Article Eighth, for indemnification to the fullest extent permitted by Delaware law, specifically providing for the advancement of expenses in accordance with Section 145(e). Moreover, our Certificate of Incorporation provides that a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of a fiduciary duty as a director, except for liability for any breach of that director’s duty of loyalty to the corporation or its stockholders, acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, violations of Section 174 of the Delaware General Corporation Law, which regulates directors’ liability for unlawful payments of dividends and unlawful stock purchases and redemptions, and liability for any actions from which the director derived an improper personal benefit.
          Our Bylaws, as currently in effect, set forth the provisions of Section 145 and, thus, also provide for indemnification to the full extent of Delaware law.
          Insurance Policy
     We currently maintain an insurance policy providing reimbursement of indemnification payments to our officers and directors and reimbursement of certain liabilities incurred by our directors and officers in their capacities as such, to the extent that we do not indemnify them.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of Encore Medical Corporation, as amended, including Certificate of Designations, Preferences and Limitations of Series A Preferred Stock (incorporated herein by reference to Exhibit 3.1 of the Encore’s Form 8-K filed with the Commission on July 19, 2004).

4.2	Bylaws of Encore Medical Corporation (incorporated herein by reference to Exhibit 3.2 of Encore’s Form 8-K filed with the Commission on July 19, 2004).

4.3	Form of certificate evidencing ownership of the Common Stock of Encore Medical Corporation (incorporated herein by reference to Exhibit 4.7 of Encore’s 10-K filed with the Commission on March 30, 1998).

4.4	Non-Incentive Stock Option Agreement dated as of August 14, 2002 between Compex Technologies, Inc. and Dan Gladney (incorporated by reference to Exhibit 10.12 to the Compex Technologies, Inc. Annual Report on Form 10-K for the year ended June 30, 2003).

4.5	Non-Incentive Stock Option Agreement (with acceleration) dated as of August 14, 2002 between Compex Technologies, Inc. and Dan Gladney (incorporated by reference to Exhibit 10.13 to the Compex Technologies, Inc. Annual Report on Form 10-K for the year ended June 30, 2003).

4.6	Form of Non-Incentive Stock Option Agreement for Scott Youngstrom and Marshall Masko.

4.7	Non-Incentive Stock Option Agreement, dated March 1, 2004 between Compex Technologies, Inc. and Hawk Associates.

4.8	Non-Incentive Stock Option Agreement, dated April 23, 2004 between Compex Technologies, Inc. and Sarah Ferguson.

4.9	Non-Incentive Stock Option Agreement, dated July 1, 2003 between Compex Technologies, Inc. and Jerry Rice.

5.1	Opinion of Winstead Sechrest & Minick P.C. regarding the validity of the securities being registered.

23.1	Consent of Winstead Sechrest & Minick P.C. (included as part of Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (contained on the signature page of this registration statement).

Item 9. Undertakings.
(a)	We hereby undertake:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) We hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on February 27, 2006.

ENCORE MEDICAL CORPORATION
By:	/s/ Harry L. Zimmerman
Harry L. Zimmerman
Executive Vice President—General Counsel

     Each person whose signature appears below authorizes Kenneth W. Davidson or Harry L. Zimmerman to execute in the name of each such person who is then an officer or director of the Registrant, and to file any amendments to this Registration Statement necessary or advisable to enable the Registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities that are the subject of this Registration Statement, which amendments may make such changes to such Registration Statement as such attorney may deem appropriate.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on February 27, 2006.

SIGNATURE	TITLE
/s/ Kenneth W. Davidson	Chairman of the Board, Chief Executive Officer and Director

Kenneth W. Davidson	(Principal Executive Officer)

/s/ William W. Burke	Executive Vice President—Chief Financial Officer

William W. Burke	(Principal Financial Officer and Principal Accounting Officer)

/s/ Alastair J. Clemow	Director

Alastair J. Clemow

/s/ Joel S. Kanter Joel S. Kanter	Director

/s/ Richard O. Martin Richard O. Martin	Director

/s/ Karen R. Osar Karen R. Osar	Director

Zubeen Shroff	Director

Bruce Wesson	Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Certificate of Incorporation of Encore Medical Corporation, as amended, including Certificate of Designations, Preferences and Limitations of Series A Preferred Stock (incorporated herein by reference to Exhibit 3.1 of Encore’s Form 8-K filed with the Commission on July 19, 2004).

4.2	Bylaws of Encore Medical Corporation (incorporated herein by reference to Exhibit 3.2 of Encore’s Form 8-K filed with the Commission on July 19, 2004).

4.3	Form of certificate evidencing ownership of the Common Stock of Encore Medical Corporation (incorporated herein by reference to Exhibit 4.7 of Encore’s 10-K filed with the Commission on March 30, 1998).

4.4	Non-Incentive Stock Option Agreement dated as of August 14, 2002 between Compex Technologies, Inc. and Dan Gladney (incorporated by reference to Exhibit 10.12 to the Compex Technologies, Inc. Annual Report on Form 10-K for the year ended June 30, 2003).

4.5	Non-Incentive Stock Option Agreement (with acceleration) dated as of August 14, 2002 between Compex Technologies, Inc. and Dan Gladney (incorporated by reference to Exhibit 10.13 to the Compex Technologies, Inc. Annual Report on Form 10-K for the year ended June 30, 2003).

4.6	Form of Non-Incentive Stock Option Agreement for Scott Youngstrom and Marshall Masko.

4.7	Non-Incentive Stock Option Agreement, dated March 1, 2004 between Compex Technologies, Inc. and Hawk Associates.

4.8	Non-Incentive Stock Option Agreement, dated April 23, 2004 between Compex Technologies, Inc. and Sarah Ferguson.

4.9	Non-Incentive Stock Option Agreement, dated July 1, 2003 between Compex Technologies, Inc. and Jerry Rice.

5.1	Opinion of Winstead Sechrest & Minick P.C. regarding the validity of the securities being registered.

23.1	Consent of Winstead Sechrest & Minick P.C. (included as part of Exhibit 5.1).

23.2	Consent of KPMG LLP.

24.1	Power of Attorney (contained on the signature page of this registration statement).